EXHIBIT 10.28
Jack Messman
Chairman and CEO
Novell
May 27, 2003
Mr. Ronald W. Hovsepian
195 Underwood Street
Holliston, MA 01748
Dear Ron,
On behalf of Novell, Inc. (“Novell”), I am pleased to offer you the position of President of North America Operations. In this position, you will be reporting directly to me, as Chief Executive Officer of Novell. We are eager to see the results of your contribution to Novell as you offer your considerable talents and abilities—and hope that we in turn enrich your career and contribute to the fulfillment of your professional goals.
Your base salary will be no less then $20,833.33 per pay period (less applicable tax withholding), which is $500,000.00 annualized (less applicable tax withholding). In addition to your base salary, you will be eligible to participate in Novell’s annual bonus plan. Your bonus will be based on the attainment of certain performance goals by Novell, you, and other team members. These goals will be established between us, and your annualized target bonus will represent 100% of your annual base salary and the company will guarantee 50% of your first year target bonus.
Subject to the approval of Novell’s Compensation Committee, in connection with the commencement of your employment with Novell, you will be granted a non-qualified stock option to purchase 500,000 shares of Novell common stock under one of Novell’s stock option plans, and the first 25% shall vest upon the first day of employment. The exercise price per share for your option will be equal to the fair market value of Novell’s common stock on the day prior to the date of grant, which is expected to be on or about June 2, 2003. In addition, you will be granted 100,000 shares of non-restricted stock which will vest one third on the first year anniversary, one third on the second anniversary and the remaining one third on the third anniversary of employment. The terms and conditions of the stock option grant and the restricted stock grant will be as provided in Novell’s standard agreements for awards of stock options and restricted stock grants. Novell’s Shareholder Services Department will issue you documentation confirming the approval of these grants by the Compensation Committee approximately eight weeks following the grant date. You will also receive your grant instrument evidencing the terms and conditions of the grants at this time. In addition to your initial stock option and restricted stock grants, you will be

Jack Messman
Chairman and CEO
eligible to participate in Novell’s discretionary executive Long Term Incentive Equity Plan, which will provide you with the opportunity to receive annual stock option grants to purchase Novell common stock.
In the event your employment with Novell is terminated on account of a covered termination, you will be eligible to receive certain severance benefits. In order to receive such severance benefits, you are required to execute the severance agreement that is attached to this offer letter as Exhibit A (the “Severance Agreement”) and to comply with the terms and conditions of the Severance Agreement. Among the requirements of the Severance Agreement is that you comply with its confidentiality, non-competition and non-solicitation obligations and limitations. The Severance Agreement provides severance benefits in the event your employment is terminated in connection with a change in control of Novell or unrelated to a change in control. Your employment with Novell is expressly conditioned on your execution of the attached Severance Agreement prior to your commencement of employment with Novell.
In addition to the foregoing benefits, Novell offers an outstanding benefit package, which we view as an important part of our compensation program. The full range of benefits include: four weeks of vacation, life, medical, dental and disability insurance, and financial planning up to a maximum cost of $20,000 per year.
This offer of employment is conditioned on your express agreement to the covenants described in the attached Acceptance and Acknowledgment document and satisfactory completion of your employment references.
The above terms of this offer letter supersede all prior or contemporaneous agreements, representations or understandings, written or oral, by or between Novell and you concerning the subject matter set forth in this offer letter, and shall constitute the only agreement between the parties concerning such subject matter. This offer letter may only be modified by a court of competent jurisdiction or a written agreement signed by you and an executive vice president of Novell. Novell’s waiver of any default of you shall not constitute a waiver of its rights under this offer letter with respect to any subsequent default by you.
* * * * *
Your expected start date will be on or before June 2, 2003. Federal employment law requires that you provide verification of your eligibility to work in the United States before you start employment. Please review the I-9 instructions and bring the appropriate identification necessary to complete the form on your first day of employment.
This offer will remain valid through May 29, 2003. Please signify acceptance of this offer by signing the “Acceptance and Acknowledgment” attached to this offer letter. In addition, please signify your acceptance to the terms and conditions of the Severance Agreement by signing the Severance Agreement

Jack Messman
Chairman and CEO
attached as Exhibit A. Return the signed copy of this document, along with the Severance Agreement, to Novell Human Resources c/o Alan Friedman (at 404 Wyman St., Suite 500, Waltham, MA 02451) in the enclosed pre-addressed envelope, and retain any copies for your files. Please understand that your employment with Novell constitutes at-will employment.
Again, we look forward to your joining Novell. If you have questions or wish to discuss this offer, please contact me.
Sincerely,
/s/ Jack L. Messman
Jack L. Messman
Chairman and CEO

Jack Messman
Chairman and CEO
ACCEPTANCE AND ACKNOWLEDGMENT
I accept the offer of employment from Novell as set forth in the offer letter. I understand and acknowledge that my employment with Novell is for no particular duration and is at-will, meaning that Novell or I may terminate the employment relationship at any time, with or without cause and with or without prior notice. Additionally, I acknowledge that this offer of employment is contingent upon successful completion of a background check which is currently in progress and, if applicable, upon authorization in the form of an export license from the U.S. Dept. of Commerce, Bureau of Export Administration, Office of Export Licensing or the U.S. Department of State, Office of Defense Trade Controls.
I understand and agree that the terms and conditions set forth in the offer letter represent the entire agreement between Novell and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the offer letter are the terms and conditions of my employment. No one other than Novell’s Senior Vice President of Human Resources or the CEO of Novell is authorized to enter into any employment or other agreement which modifies the terms of the offer letter, and any such modification must be in writing and signed by either such executive. In addition, I understand that any promotions, increases in compensation and/or offers regarding other positions must be in writing and signed by my manager and the appropriate individual in the Human Resources Department. I understand that Novell may modify benefits as well as other plans and programs from time to time as it deems necessary. As an employee of Novell I understand and agree that I will be bound to abide by the company’s policies and procedures.
I understand that the offer of employment contained in my offer letter is conditioned on my express agreement to the following terms (which are in addition to the terms described in my offer letter) and I agree to the following:
Novell Property: I agree that all Novell Property (defined below) shall be and remain the sole and exclusive property of Novell. I agree that during my employment I shall not make, use or permit to be used any Novell Property except for the benefit of Novell. I further agree that after termination of my employment with Novell for any reason, I will not use, or permit others to use, any Novell Property. Upon termination of my employment with Novell for any reason, I will immediately surrender to Novell all Novell Property in my possession, custody or control.
Disclosure and Assignment of Inventions: I will fully and promptly disclose to Novell and no one else all Inventions (defined below) generated, authored, conceived, discovered, developed or reduced to practice or learned by me, either alone or jointly with others, while I am employed by Novell. I agree that all Inventions are and will be the sole and absolute property of Novell (and its assigns), as works made for hire or otherwise. To the extent any Inventions are not or are deemed not to be works made for hire, I hereby assign to Novell any and all rights, title and interest (including, but not limited to, tangible and intangible rights such as patents, copyrights, trademarks, trade secrets, licensing and publishing rights) that I now have or may acquire in and to all Inventions, benefits and rights relating thereto. I hereby waive all claims to moral rights I may have in Inventions. I agree that I will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which Novell may deem necessary or desirable in order to protect its rights and interests in any Invention. I further agree to assist Novell in every reasonable way, both during and after my employment with Novell (at Novell’s expense), to obtain,

Jack Messman
Chairman and CEO
maintain and from time to time enforce patents, copyrights, trademarks, trade secrets, mask work, and other rights and protections relating to Inventions.
Prior Inventions: If, before my employment with Novell, I created any Inventions that I wish not to be subject to this offer letter, all such Inventions are identified in the attached Exhibit B. My failure to attach such Exhibit B to this offer letter and to sign this Acceptance and Acknowledgment constitutes my representation that I have made no such Inventions by the time I signed this offer letter.
No Conflicting Obligations: I represent that I have no interest or obligation that is inconsistent or in conflict with this offer letter, or that may prevent, limit or impair my performance of any part of this offer letter. I agree to notify Novell immediately if any such interest or obligation arises. I also represent that I will not bring with me or disclose to Novell, or use in the performance of my responsibilities at Novell, any confidential information not generally available to the public of a former employer or any other party, unless I have obtained written authorization for its possession and use. I also agree that, during my employment by Novell, I shall abide by any confidentiality obligations I may owe to any former employer or other party. I also agree and represent that I am not bound by any valid agreement or obligation of non-competition or non-solicitation to any former employers or other parties.
Employee At-Will: I understand that my employment is “at-will” and, as such, Novell or I may terminate my employment for any reason at any time. There are no representations or promises that my employment will continue for a specific period.
Continuation of Offer Letter Following Termination: The rights and obligations under this offer letter shall survive the termination of my employment with Novell for any reason and shall be binding upon my heirs, executors, administrators and legal representatives. This offer letter is binding on Novell’s successors and assigns, and all covenants in this offer letter shall inure to the benefit of and be enforceable by said successors or assigns.
Interpretation: The interpretation, performance and enforcement of this offer letter shall be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles. In addition, I agree that any dispute, claim or proceeding arising out of or relating to this offer letter shall be commenced and maintained in any state or federal court in the Commonwealth of Massachusetts and I submit to the exclusive venue and jurisdiction of such court. The language of all parts of this offer letter shall be construed as a whole according to its fair meaning and shall not be construed strictly either for or against either party. Moreover, the terms “and,” and “or” shall both mean “and/or.”
Enforcement: I acknowledge and agree that my agreement to the provisions set forth herein were a material inducement to Novell’s agreement to offer me the position of President of North America Operations. I agree that the representations contained in this offer letter are necessary for the protection of the business and goodwill of Novell and I consider them to be reasonable for such purpose. I agree that any breach or threatened breach of any provision of this offer letter (including, but not limited to, the confidentiality, non-competition, and non-solicitation provisions contained in the Severance Agreement attached as Exhibit A) will cause Novell substantial and irrevocable damage and monetary damages would be inadequate to compensate Novell and, in addition to any other remedies or rights it may have, Novell shall be entitled to seek an injunction and all other available equitable relief to enforce the terms of this offer letter. I agree that the provisions in this offer letter are necessary to protect Novell’s interests and are reasonable under the circumstances, given that Novell conducts business worldwide and that a competitive business may be carried out anywhere in the world as a result of advanced communications technology. Each provision herein shall be treated as a separate and independent clause, and the

Jack Messman
Chairman and CEO
unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the offer letter. If any provision of this offer letter shall for any reason be held to be excessively broad as to length of time, scope, range of activities, geographic area or otherwise so as to be unenforceable at law, such provision(s) shall be reformed and construed by the appropriate judicial body to the fullest extent enforceable, and the remaining provisions of this offer letter will not be affected.
Definitions: The terms used in this Acceptance and Acknowledgment have the following meaning:
(a) “Novell Property” includes, but is not limited to, the following: all originals and copies (in whatever form) of confidential information and Inventions, and any and all notes, data, notebooks, memoranda, lists, records, reports, drawings, sketches, specifications, computer programs, designs, graphics, architectures, frameworks, devices and models (or portions of any of them), passwords, codes, personal computers, laptops, fax machines, scanners, copiers, printers, tools, cd-roms, diskettes, intangible information stored on diskettes, pagers, cellular phones, credit cards, telephone charge cards, manuals, building keys and passes, access cards, parking passes, and any documentation or other materials of any nature, whether written, printed, electronic or in digital format or otherwise, relating to any matter concerning Novell’s business and any other Novell Property in my possession, custody or control.
(b) “Inventions” includes, but is not limited to, the following: all discoveries, developments, designs, improvements, inventions, formulae, processes, methods, works of authorship, articles, books, manuals, techniques, computer software or hardware programs, strategies, know-how and data, whether or not patentable or registerable, and all work product (by me or anyone else) relating thereto, that (i) relate to research or development activities or the business of Novell or any actual or potential customer, partner or supplier of Novell; (ii) result from tasks assigned to me by Novell; or (iii) result from use of premises or personal property (whether tangible or intangible) owned, leased, contracted for or controlled by Novell.

/s/ Ronald W. Hovsepian

Signature

Ronald W. Hovsepian

Printed Name

May 27, 2003

Date

Jack Messman
Chairman and CEO
Exhibit A
Severance Agreement

Jack Messman
Chairman and CEO
Exhibit B
Prior Inventions